Exhibit 99.2

                 Description of Severance Arrangements contained
                in the Company's Current Report on Form 8-K dated
               (date of earliest event reported) October 14, 2005

         The Company has entered into agreements, dated October 14, 2005, with each of Kenneth A. Paladino, Vice President - Finance, Chief Operating Officer, Chief Financial Officer and Treasurer, Virginia M. Hall, Vice President - Administration and Contract Administration and Secretary, and Nisar A. Chaudhry, Vice President - Engineering and Chief Technology Officer, providing that, in the event the Company should terminate the employment of the officer (other than for cause, as defined, (including a breach of his or her confidentiality agreement with the Company) or as a result of his or her death), or if the officer voluntarily terminates his or her employment for good reason (in general, adverse changes in his or her responsibilities or conditions of employment, reductions in compensation or a requirement to relocate his or her principal place of employment by more than 50 miles), the officer will be entitled to at least six months severance pay, the continuation, at the Company's cost, of then existing group medical and other insurance for the officer and his or her family for the six-month period or, if not permitted, the payment of COBRA premium costs during such six month period, and for the acceleration of vesting of all stock options held by the officer and an extension of the exercise period thereof to the fifteenth day of the third month following the date on which, or if later, December 31 of the calendar year in which, the option would otherwise have expired. None of such officers are a party to an employment agreement with the Company.